EXHIBIT 10.4

NON-EMPLOYEE SUB-PLAN

TO THE AUTOLUS THERAPEUTICS PLC 2018 EQUITY INCENTIVE PLAN

This sub-plan (the “Non-Employee Sub-Plan”) to the Autolus Therapeutics plc 2018 Equity Incentive Plan (the “Plan”) governs the grant of Awards to Consultants (defined below) and Directors who are not Employees, and has been adopted in accordance with Section 10.5 of the Plan. The Non-Employee Sub-Plan incorporates all the provisions of the Plan except as modified in accordance with the provisions of this Non-Employee Sub-Plan and was adopted by the Board on June 15, 2018.

Awards granted pursuant to the Non-Employee Sub-Plan are not granted pursuant to an “employees’ share scheme” for the purposes of UK legislation.

For the purposes of the Non-Employee Sub-Plan, the provisions of the Plan shall operate subject to the following modifications:

1.	Eligibility

1.1	A definition of “Consultant” shall be included as follows:

“Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

1.2	The definition of “Service Provider” set out in the Plan shall be read and construed as follows:

“Service Provider” means a Consultant or Director.